Exhibit 4.1

AMENDMENT NO. 1 TO RENEWED RIGHTS AGREEMENT

THIS AMENDMENT NO. 1 TO RENEWED RIGHTS AGREEMENT (this “Amendment”), dated as of December 23, 2013, is between CommonWealth REIT, a Maryland real estate investment trust (the “Company”), and Wells Fargo Bank, National Association (the “Rights Agent”).

WITNESSETH:

WHEREAS, the Company and EquiServe Trust Company, N.A., a national banking association, are party to the Renewed Rights Agreement, dated as of March 10, 2004 (the “Original Agreement”); and

WHEREAS, pursuant to the Appointment of Successor Rights Agent, dated as of December 13, 2004, between the Company and the Rights Agent, the Rights Agent succeeded EquiServe Trust Company, N.A. as rights agent under the Original Agreement; and

WHEREAS, the Company now wishes to amend the Original Agreement as set forth herein;

NOW THEREFORE, in consideration of the mutual agreements set forth in the Original Agreement and this Amendment other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound, do hereby agree as follows:

1.                                      Amendments to Remove “Continuing Trustees” Requirement.

a.              Section 1 of the Original Agreement is hereby amended by deleting the definitions of “Continuing Trustee” and “Section 23(a) Event”.

b.              Section 7(e)(iii)(B) of the Original Agreement is hereby amended by deleting the words “the Continuing Trustees, within the maximum period allowed under Maryland law for limiting the power of a future director to vote in this regard following a Section 23(a) Event, or if such determination is not made until after such period expires, by”.

c.               Section 23(b) of the Original Agreement is hereby amended by deleting the words “(with, if required, the concurrence of a majority of the Continuing Trustees)”.

d.              Section 23(c) of the Original Agreement is hereby deleted in its entirety.

e.               Section 26 of the Original Agreement is hereby amended by deleting the sentence “Notwithstanding anything herein to the contrary, for the maximum period allowed under Maryland law, following a Section 23(a)

Event, in addition to the other provisions of this Section 26, this Agreement may be amended or supplemented by the Board only if there are Continuing Trustees and a majority of the Continuing Trustees concur with such amendment or supplement.”.

f.                Section 28 of the Original Agreement is hereby amended by deleting each instance of the words “(with, where specifically provided for herein, the concurrence of Continuing Trustees)” from the second sentence and deleting the last sentence in its entirety and replacing it with the following sentence, “All such actions, calculations, interpretations and determinations (including, for purposes of clause (y) below, all omissions with respect to the foregoing) which are done or made by the Board, the Outside Trustees or the Company in good faith, shall (x) be final, conclusive and binding on the Company, the Rights Agent, the holders of the Rights and all other parties and (y) not subject the Board or the Outside Trustees to any liability to the holders of the Rights.”.

g.               Section 31 of the Original Agreement is hereby amended by deleting the words “the Continuing Trustees or”.

h.              The form of Rights Certificate attached as Exhibit A to the Original Agreement is hereby amended by deleting the following sentence, “In the event that a majority of the Board is no longer comprised of Continuing Trustees, then for the maximum period allowed under Maryland law following the time that a majority of the Board is no longer comprised of Continuing Trustees, the rights cannot be redeemed unless there are Continuing Trustees and a majority of the Continuing Trustees concur with the Board’s decision to redeem the rights.”.

i.                  The Summary of Rights to Purchase Shares attached as Exhibit B to the Original Agreement is hereby amended by deleting the following:

i.

the sentence, “In the event that a majority of the Board is no longer comprised of Continuing Trustees (a “Section 23(a) Event”), then for the maximum period allowed under Maryland law following the first occurrence of a Section 23(a) Event, the rights cannot be redeemed unless there are Continuing Trustees and a majority of the Continuing Trustees concur with the Board of Trustees’ decision to redeem the rights.”;

ii.	the words “(with, where required, the concurrence of the Continuing Trustees)”;

iii.	the sentence, “The term “Continuing Trustees” means any member of the Board of Trustees of the Company who was a member of the Board of Trustees prior to the date of the Renewed Rights

Agreement, and any person who is subsequently elected to the Board of Trustees if such person is recommended or approved by a majority of the Continuing Trustees, but shall not include an Acquiring Person, or an affiliate or associate of an Acquiring Person, or any representative of the foregoing entities.”; and

iv.

The sentence, “For the maximum period permitted under Maryland law following the first occurrence of a Section 23(a) Event, the Rights Agreement can only be amended only if there are Continuing Trustees and a majority of the Continuing Trustees concur with the amendment.”.

2.                                      Upon the expiration of the Rights in accordance with the terms of the Original Agreement, as amended hereby (the “Amended Agreement”), the Amended Agreement shall be terminated and of no further force or effect whatsoever without any further action on the part of the Company or the Rights Agent.

3.                                      The Company and the Rights Agent hereby waive any notice requirements under the Original Agreement pertaining to this Amendment or any of the matters covered by this Amendment.

4.                                      Capitalized terms used herein but not defined shall have the meanings given to them in the Original Agreement.

5.                                      Except as amended pursuant to this Amendment, the Original Agreement shall remain in force and effect in accordance with its terms.

6.                                      This Amendment shall be deemed to be a contract made under the laws of the State of Maryland and shall for all purposes be governed by and construed in accordance with the laws of the State of Maryland applicable to contracts made and to be performed entirely within the State of Maryland, including its principles of conflicts of law.  The rights and duties of the Rights Agent hereunder shall be governed by the laws of the State of Maryland, including its principles of conflicts of law.

7.                                      This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.  A facsimile or .pdf signature delivered electronically shall constitute an original signature for all purposes.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties to this Amendment have caused this Amendment to be duly executed, all as of the day and year first above written.

ATTEST:		COMMONWEALTH REIT

/s/ Jennifer B. Clark		By:	/s/ John C. Popeo
Name:	Jennifer B. Clark	Name:	John C. Popeo
Title:	Secretary	Title:	Treasurer and Chief Financial Officer

ATTEST:		WELLS FARGO BANK, NATIONAL ASSOCIATION

/s/ Peggy Sime		By:	/s/ Mark E. Henning
Name:	Peggy Sime	Name:	Mark E. Henning
Title:	Vice President	Title:	Vice President

[Signature Page to Amendment No. 1 to Renewed Rights Agreement]